Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 5, 2019 with respect to the consolidated financial statements and financial highlights of Stellus Capital Investment Corporation for the year ended December 31, 2018, and our report dated March 14, 2019 with respect to the Senior Securities table, which are contained in this Prospectus and Registration Statement. We consent to the use of the aforementioned reports in the Prospectus and Registration Statement, and to the use of our name as it appears under the captions “Selected Financial Data,” “Senior Securities,” and “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

Dallas, Texas

April 29, 2019